UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

April 7, 2008

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On April 7, 2008, PRIP 6700, LLC, a Delaware limited liability company and a subsidiary of Paladin Realty Income Properties, Inc. (the “Company”) and JTL Properties, LLC, a Missouri limited liability company (“JTL Properties”), entered into an amended and restated operating agreement of Park Hill Partners I, LLC, a Missouri limited liability company (“Park Hill Partners”) (the “Amended and Restated Operating Agreement”).

On April 7, 2008, PRIP 6700 entered into a contribution agreement with JTL Properties (the “Contribution Agreement”) whereby PRIP 6700 acquired a 49.0% interest in Park Hill Partners. Park Hill Partners owns the Hilltop Village Apartments located at 8601 Newton Avenue, Kansas City, Missouri (“Hilltop Apartments”).

The total acquisition cost for PRIP 6700’s interest in Park Hill Partners was $1,050,000, including approximately $50,000 for capital expenditures reserve and $50,000 for closing costs. The total value of Hilltop Apartments is approximately $5,200,000, plus transaction costs. Hilltop Apartments is encumbered by an existing mortgage in the amount of $4,250,000.

Pursuant to the Amended and Restated Operating Agreement, the Company owns a 49.0% interest in Park Hill Partners. JTL Properties, a Kansas City-based real estate investment and management company, owns the remaining 51.0% interest in Park Hill Partners. The Amended and Restated Operating Agreement provides that the Company’s investment will be treated as preferred equity, and the Company will receive a priority preferred return of 12.0% on its invested equity.

Hilltop Apartments is a Class B rental apartment community with an aggregate of 78,720 square feet of rentable area in its 124 units and was approximately 95.2% occupied as of March 31, 2008. The Company believes that the property is suitable and adequate for its intended purpose and is adequately covered by insurance.

The above descriptions of the Amended and Restated Operating Agreement and the Contribution Agreement are qualified in their entirety by the terms of the agreements attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The existing mortgage loan on Hilltop Apartments, or the “Hilltop loan,” remained in place at closing. The acquisition of our 49.0% interest in Park Hill Partners was considered a permitted transfer pursuant to the terms of the Hilltop loan. The loan is evidenced by a promissory note, dated November 30, 2007, in the original principal amount of $4.25 million (the “Promissory Note”). The loan has a fixed rate of 5.81% with a 10-year term, maturing on December 1, 2017. The loan provides for the following payments: (a) during the first five years of the term, monthly interest-only payments; and (b) thereafter, monthly principal and interest payments calculated as if the remaining unpaid principal balance was to be fully amortized, together with interest calculated at 5.81%, over the remainder of a 30-year amortization period.

The first five years are interest only with the remaining five years amortizing on a 30 year schedule. The Hilltop loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (1) 1.0% of the outstanding balance or (2) an amount calculated pursuant to a standard formula based on the remaining life of the loan and then-current interest rates. The Hilltop loan is secured by the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement (the “Security Instrument”). In addition, the loan is guaranteed by James E. Lippert pursuant to a guaranty dated November 30, 2007 (the “Guaranty”), but only upon the occurrence of certain events specified in the Guaranty. The above descriptions of Promissory Note, Security Instrument and Guaranty are qualified in their entirety by the terms of the agreements which will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Current Report on Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above.

(d) Exhibits

10.1	Amended and Restated Operating Agreement of Park Hill Partners I, LLC, dated as of April 7, 2008, by and between PRIP 6700, LLC and JTL Properties, LLC.

10.2	Contribution Agreement, dated as of April 7, 2008, by and between PRIP 6700, LLC and JTL Properties, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date:	April 11, 2008	By:	/S/ JOHN A. GERSON
John A. Gerson
Chief Financial Officer

EXHIBIT INDEX

10.1	Amended and Restated Operating Agreement of Park Hill Partners I, LLC, dated as of April 7, 2008, by and between PRIP 6700, LLC and JTL Properties, LLC.

10.2	Contribution Agreement, dated as of April 7, 2008, by and between PRIP 6700, LLC and JTL Properties, LLC.